Exhibit 99.1

McEwen Mining Announces Management Changes

TORONTO, May 6, 2019 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce two new management appointments. Meri Verli, PhD, CA, CPA, will be joining as the new Chief Financial Officer, replacing Andrew Elinesky who is departing the Company effective today; and Jack Henris will be joining as General Manager for Nevada effective today.

Rob McEwen, Chairman and Chief Owner, commented: “I’m pleased to welcome these two experienced and accomplished individuals to the team at McEwen Mining. We are moving forward with a strong management team, who is focused on operational excellence.”

Meri Verli

Meri has extensive experience as a senior financial executive, having held several management roles in the gold mining sector, including most recently as the CFO of PPX Mining Corp since October 2017, Senior VP Finance and Treasury at Kirkland Lake Gold until July 2017 and VP Finance at Lake Shore Gold for 9 years.

At Kirkland Lake Gold, Meri was part of the team that executed the transformational merger between Kirkland and Newmarket Gold creating a new +500,000 ounce per year gold producer in 2017. During her tenure at Kirkland Lake, Meri was instrumental in integrating the finance and treasury teams, policies and practices for the various acquired entities.

Meri was VP Finance at Lake Shore Gold until September 2016, where she provided senior financial planning and analysis support. She played a key role in cost reduction initiatives and in building the finance department and policies as Lake Shore Gold transitioned from a junior exploration company to a commercial gold producer with more than 600 employees and contractors.

Meri is a Chartered Professional Accountant, holds a PhD in Economic Sciences, a Bachelor of Geology and Engineering and a Bachelor of Economics from the University of Tirana, Albania.

Jack Henris

Jack is a senior executive with deep hands-on experience in the mining industry. He has a successful track record of driving cost reduction, increased production and safety improvement.

Jack brings over 30 years of experience, most recently as the Vice President of Mining and Geotechnical for Goldcorp. He has extensive experience in Nevada having worked at Newmont for 12 years and Barrick for 9 years. Prior to joining Goldcorp from 2013 to 2017, Jack held the position of General Manager at two large Newmont operations in Nevada, the Carlin Operation and Cripple Creek. Jack holds a BSc in Geological Engineering from the South Dakota School of Mines and Technology.

ABOUT MCEWEN MINING

McEwen has the goal to qualify for inclusion in the S&P 500 Index by creating a profitable gold and silver producer focused in the Americas. McEwen’s principal assets consist of: the San José mine in Santa Cruz, Argentina (49% interest); the Black Fox mine in Timmins, Canada; the Fenix Project in Mexico; the Gold Bar mine in Nevada; and the large Los Azules copper project in Argentina, advancing towards development.

McEwen has approximately 360 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 22% of the shares.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

CONTACT INFORMATION:

Mihaela Iancu	Website: www.mcewenmining.com	150 King Street West
Investor Relations		Suite 2800, P.O. Box 24
(647)-258-0395 ext 320	Facebook: facebook.com/mcewenrob	Toronto, ON, Canada
info@mcewenmining.com		M5H 1J9
	Twitter: twitter.com/mcewenmining	(866)-441-0690

Instagram: instagram.com/mcewenmining